Exhibit 99.1

Zoom® Telephonics Raises $3.437 Million In Private Placement

Boston, MA September 28, 2015 --  Zoom Telephonics (OTCQB: ZMTP) (“the Company” or “Zoom”), a leading producer of cable modems and other communications products, today announced the closing on Friday September 25 of a non-brokered private placement (“the Offering”) of 4,909,999 unregistered shares at $0.70 per share for gross proceeds of $3.437 million.
Subsequent to closing, the current shares outstanding of the Company will be 13,271,303.  The company anticipates filing an S-1 to register the shares sold in the offering.  The purchased shares will not be eligible for sale until six months after the closing of the private placement.
Zoom plans to use the proceeds from the Offering for working capital to support the launch and anticipated significant sales of its Motorola brand cable modems.  In May the Company announced that it had entered into an exclusive licensing agreement with Motorola for cable modem products for 5 years starting January 1, 2016.
This Offering was negotiated at arm’s length.  The financing was led by Manchester Management, LLC., which together with its associates (collectively “Manchester”) owned 32.29% of the Company after closing of the private placement.  Manchester is now an insider of the Company in accordance with applicable securities laws.
           “It is rare to find an opportunity with a confluence of such an experienced and effective team and such a powerful brand and market opportunity.  We are excited to be a part of the Zoom story,” said Morgan Frank, portfolio manager of Manchester.
“Zoom anticipates dramatic growth fueled by our Motorola brand cable modems, which are targeted for shipment starting January 2016,” said Frank Manning, Zoom’s President and CEO.  “We have an aggressive product and marketing plan for these products, and the proceeds from this Offering will enable us to fuel our growth strategy.  We are pleased to be working with Manchester Management, whose involvement goes beyond their significant investment and includes key business contacts.”
Additionally, Zoom and Manchester announced that Phil Frank and George Patterson have joined the Zoom Board.
Phil Frank (no relation to Morgan Frank) is a technology executive with over 20 years of experience.  He spent a decade with the Nokia Corporation in a variety of senior roles, most recently as the Global Head of Corporate Development, focusing specifically on Nokia’s Network Infrastructure business.  Prior to Nokia, Mr. Frank was responsible for network planning, strategy and M&A at AT&T Wireless and was intimately involved in the $31 billion acquisition of AT&T Wireless by Cingular.  At global consulting firm DiamondCluster International, Mr. Frank was a leader in the North American high-tech consulting practice and served many leading communications and technology companies, both domestically and abroad.  Mr. Frank’s operational and strategic experience on both the telecom equipment and carrier side of the communications business will be valuable as Zoom enters a new period of anticipated growth.
George Patterson is an investment banking professional with 17 years of experience. From July 2013 to July 2015 he served as the Co-Head of Software, Systems and Solutions Investment Banking at Barclays Investment Bank, based in New York. From January 2009 to June 2013, Mr. Patterson was Head of Technology Investment Banking, EMEA for Barclays, based in London. Prior to Barclays' acquisition of Lehman Brothers’ North American operations in late 2008, he worked in the Technology investment banking group at Lehman Brothers, which he joined in 2000. During his tenure as an investment banker, Mr. Patterson has worked on a wide variety of equity, fixed income, and M&A transactions for many corporate and private equity clients across the technology ecosystem in North America, EMEA and the Asia Pacific. His experience and familiarity with the technology industry will add unique perspective to Zoom’s board of directors.

Conference Call Today At 11:00 a.m. Eastern Time
Zoom has scheduled a conference call for Monday September 28 at 11:00 a.m. Eastern Time.   You may access the conference call by dialing toll free (866) 393-7958 if you are in the U.S., and international callers may dial (706) 643-5255.  The conference ID is 49684657.  Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com .

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics' plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom's production and shipping; Zoom's reliance on several key outsourcing partners; uncertainty of key customers' plans and orders; risks relating to product certifications; Zoom's dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom's filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom's expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact Information
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203.972.9200
jnesbett@institutionalms.com